EXHIBIT 99.3

UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information and explanatory notes present how the combined financial statements of Bank of America and FleetBoston may have appeared had the businesses actually been combined at the beginning of the period presented. The unaudited pro forma condensed combined financial information shows the impact of the merger of Bank of America and FleetBoston on the companies’ respective historical financial positions and results of operations under the purchase method of accounting with Bank of America treated as the acquirer. Under this method of accounting, the assets and liabilities of FleetBoston will be recorded by Bank of America at their estimated fair values as of the date the merger is completed. The unaudited pro forma condensed combined financial information combines the historical financial information of Bank of America and FleetBoston as of and for the year ended December 31, 2003. The unaudited pro forma condensed combined balance sheet as of December 31, 2003 assumes the merger was completed on that date. The unaudited pro forma condensed combined statement of income gives effect to the merger as if the merger had been completed on January 1, 2003.

The merger agreement was announced on October 27, 2003 and provides for each outstanding share of FleetBoston common stock other than shares beneficially owned by FleetBoston and Bank of America to be converted into the right to receive 0.5553 of a share of Bank of America common stock. Shares of FleetBoston preferred stock will be converted on a one-for-one basis into Bank of America preferred stock having the same terms (to the fullest extent possible) as the corresponding FleetBoston preferred stock, except in the case of shares held by preferred stockholders who validly perfect dissenters’ appraisal rights. The unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of both Bank of America and FleetBoston.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined companies had the companies actually been combined at the beginning of the period presented and had the impact of possible revenue enhancements, expense efficiencies, asset dispositions and share repurchases, among other factors, been considered. In addition, as explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial information, the allocation of the purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary materially from the actual purchase price allocation that will be recorded upon completion of the merger.

Bank of America/FleetBoston

Pro Forma Condensed Combined Balance Sheet

(unaudited)

The following preliminary unaudited pro forma condensed combined balance sheet combines the historical balance sheets of Bank of America and FleetBoston assuming the companies had been combined on December 31, 2003, on a purchase accounting basis.

	December 31, 2003
(Dollars in millions)	Bank of America	FleetBoston	Pro Forma Adjustments (1)			Bank of America/ FleetBoston Combined
Assets
Cash and cash equivalents	$27,084	$7,419	$			$34,503
Time deposits placed and other short-term investments	8,051	2,814				10,865
Federal funds sold and securities purchased under agreements to resell	76,492	3,910				80,402
Trading account assets	68,547	3,928				72,475
Securities	68,240	31,370		(9	)(A)	98,902
				(699	)(B)
Loans and leases	371,463	128,949		(462	)(C)	499,950
Allowance for loan and lease losses	(6,163)	(3,074)				(9,237)

Loans and leases, net of allowance	365,300	125,875		(462)		490,713

Premises and equipment, net	6,036	2,372		(481	)(D)	7,927
Goodwill	11,455	4,273		(4,273	)(E)	44,291
				32,836	(E)
Core deposit intangibles and other intangibles	908	298		(298	)(F)	4,366
				3,458	(F)
Other assets	104,332	17,976		(246	)(G)	122,062

Total assets	$736,445	$200,235		$29,826		$966,506

Liabilities
Deposits in domestic offices:
Noninterest-bearing	$118,495	$35,933				$154,428
Interest-bearing	262,032	89,306		300	(H)	351,638
Deposits in foreign offices:
Noninterest-bearing	3,035	2,320				5,355
Interest-bearing	30,551	10,205				40,756

Total deposits	414,113	137,764		300		552,177

Federal funds purchased and securities sold under agreements to repurchase	78,046	5,822				83,868
Trading account liabilities	26,844	1,952				28,796
Commercial paper and other short-term borrowings	42,478	5,356		11	(I)	47,845
Accrued expenses and other liabilities	51,641	13,504		224	(J)	66,039
				670	(K)
Long-term debt	75,343	17,557		912	(L)	93,812

Total liabilities	688,465	181,955		2,117		872,537

Shareholders’ equity
Preferred stock	54	271				325
Common stock	14	4,032		(4,032	)(M)	45,889
				45,875	(M)
Retained earnings	50,213	14,876		(14,876	)(M)	50,213
Accumulated other comprehensive income(loss)	(2,148)	50		(50	)(M)(N)	(2,305)
				(157	)(B)
Other	(153)	(949)		949	(M)	(153)

Total shareholders’ equity	47,980	18,280		27,709		93,969

Total liabilities and shareholders’ equity	$736,445	$200,235		$29,826		$966,506

(1)	See Notes to Unaudited Pro Forma Condensed Combined Financial Information.

Bank of America/FleetBoston

Pro Forma Condensed Combined Statement of Income

(unaudited)

The following preliminary unaudited pro forma condensed combined statement of income combines the historical statements of income of Bank of America and FleetBoston assuming the companies had been combined on January 1, 2003, on a purchase accounting basis.

	For the Year Ended December 31, 2003
(Dollars in millions, except per share information)	Bank of America	FleetBoston	Pro Forma Adjustments (1)		Bank of America/ FleetBoston Combined
Interest income
Interest and fees on loans and leases	$21,668	$7,461	$106	(C)	$29,235
Interest on securities	3,160	1,296	(29	) (N)	4,427
Trading account assets	3,935	43			3,978
Other interest income	2,880	420			3,300

Total interest income	31,643	9,220	$77		40,940

Interest expense
Deposits	4,908	1,383	(175	) (H)	6,116
Short-term borrowings	1,951	388	(11	) (I)	2,328
Long-term debt	1,286	1,010	(311	) (L)	1,985
Other interest expense	2,034	43			2,077

Total interest expense	10,179	2,824	(497)		12,506

Net interest income	21,464	6,396	574		28,434

Noninterest income
Service charges	5,618	1,562			7,180
Investment and brokerage services	2,351	1,517			3,868
Investment banking income	1,736	249			1,985
Card income	3,052	628			3,680
Other income	3,665	1,007			4,672

Total noninterest income	16,422	4,963			21,385

Total revenue	37,886	11,359	574		49,819

Provision for credit losses	2,839	1,025			3,864

Gains on sales of securities	941	128			1,069

Noninterest expense
Personnel	10,446	3,398	(20	) (O)	13,824
Occupancy	2,006	517	(44	) (D)	2,479
Equipment	1,052	446	(19	) (D)	1,479
Other general operating	6,623	2,140	(61	) (P)	9,321
			619	(F)

Total noninterest expense	20,127	6,501	475		27,103

Income from continuing operations before income taxes	15,861	3,961	99		19,921
Applicable income tax expense	5,051	1,406	141	(Q)	6,598

Income from continuing operations	$10,810	$2,555	$(42)		$13,323

Income from continuing operations available to common shareholders	$10,806	$2,537	$(42)		$13,301

Per common share information
Earnings per share-continuing operations	$7.27	$2.42			$6.43

Diluted earnings per share-continuing operations	$7.13	$2.41			$6.33

Dividends paid	$2.88	$1.40			$2.88

Average common shares issued and outstanding (in thousands)	1,486,703	1,048,700	(466,357	)(R)	2,069,046

Average diluted common shares issued and outstanding (in thousands)	1,515,178	1,054,100	(468,758	)(R)	2,100,520

(1)	See Notes to Unaudited Pro Forma Condensed Combined Financial Information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL INFORMATION

Note 1—Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information related to the merger is included as of and for the year ended December 31, 2003. The pro forma adjustments included herein reflect the conversion of FleetBoston common stock into Bank of America common stock using an exchange ratio of 0.5553 of a share of Bank of America common stock for each of the 1,063,968,000 shares of FleetBoston common stock outstanding at December 31, 2003, $271 million related to the conversion of 1,082,450 shares of preferred stock and $1.12 billion for the approximately 87 million shares of FleetBoston common stock issuable under outstanding stock options that will convert into Bank of America stock options. The estimated purchase price of $46.7 billion, includes, direct acquisition costs, the value of stock options, and is based on a per share price for Bank of America common stock of $76.88, which was the average of the closing prices of Bank of America common stock for the period commencing two trading days before, and ending two trading days after, October 27, 2003, the date of the merger agreement. The purchase price was adjusted to reflect the effect of the 15.7 million shares of Fleet common stock already owned by Bank of America valued at their historic cost of $457 million. Bank of America preferred stock to be exchanged was valued using the book value of FleetBoston preferred stock.

The merger will be accounted for using the purchase method of accounting; accordingly, Bank of America’s cost to acquire FleetBoston will be allocated to the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of FleetBoston at their respective fair values on the date the merger is completed.

The unaudited pro forma condensed combined financial information includes estimated adjustments to record the assets and liabilities of FleetBoston at their respective fair values and represents management’s estimates based on available information. The pro forma adjustments included herein may be revised as additional information becomes available and as additional analyses are performed. The final allocation of the purchase price will be determined after the merger is completed and after completion of a final analysis to determine the fair values of FleetBoston’s tangible, and identifiable intangible, assets and liabilities as of the completion date. Accordingly, the final purchase accounting adjustments and integration charges may be materially different from the pro forma adjustments presented in this document. Increases or decreases in the fair value of the net assets, commitments, executory contracts and other items of FleetBoston as compared to the information shown in this document may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact the statement of income due to adjustments in yield and/or amortization of the adjusted assets or liabilities.

Certain amounts in the historical consolidated financial statements of FleetBoston have been reclassified to conform with Bank of America’s historical financial information presentation. Discontinued operations reported in FleetBoston’s historical consolidated statement of income have been excluded. The unaudited pro forma condensed combined financial information presented in this document does not necessarily indicate the results of operations or the combined financial position that would have resulted had the merger been completed at the beginning of the applicable period presented, nor is it indicative of the results of operations in future periods or the future financial position of the combined company.

Note 2— Pro Forma Adjustments

The unaudited pro forma condensed combined financial information for the merger includes the pro forma balance sheet as of December 31, 2003 assuming the merger was completed on December 31, 2003. The pro forma Statement of Income for the year ended December 31, 2003 was prepared assuming the merger was completed on January 1, 2003.

The unaudited pro forma condensed combined financial information reflects the issuance of 590,821,000 shares of Bank of America common stock with an aggregate fair value of $45.4 billion, the issuance of $271 million of

Bank of America preferred stock and the conversion of approximately 87 million FleetBoston stock options of approximately $1.12 billion at December 31, 2003. The purchase price was adjusted to reflect the effect of the 15.7 million shares of Fleet common stock already owned by Bank of America valued at their historic cost of $457 million. Common stock and preferred stock issued in the exchange was valued using the methodology discussed in Note 1 above.

Substantially all of the FleetBoston stock options vest upon completion of the merger and will be converted into Bank of America stock options. The fair value of the Bank of America options that will be issued in exchange for the FleetBoston options was estimated using a Black-Scholes option pricing model. Option pricing models require the use of highly subjective assumptions including expected stock price and volatility that when changed can materially affect fair value estimates. Accordingly, the model does not necessarily provide for a reliable single measure of the fair value of employee stock options. The more significant assumptions used in estimating the fair value of the Bank of America stock options to be issued in the exchange for FleetBoston stock options include a risk-free interest rate of 3.82%, a dividend yield of 4.40%, a weighted average expected life of seven years and volatility of 26.57%. The seven-year term was based on the weighted average expected term to expiration of these options.

The allocation of the purchase price follows:

(Dollars in millions)	December 31, 2003
Purchase Price
FleetBoston common stock outstanding (in thousands)	1,063,968
Exchange ratio	0.5553

Total Bank of America Common Stock to be issued (in thousands)	590,821
Purchase price per Bank of America common share	$76.88

		$45,422
FleetBoston preferred stock converted to Bank of America preferred stock		271

Fair value of outstanding stock options, direct acquisition costs and the effect of Fleet shares already owned by Bank of America		990

Total purchase price		$46,683
Less: Net assets acquired
FleetBoston stockholders’ equity	$18,280
FleetBoston goodwill and other intangible assets	(4,571)
Estimated adjustments to reflect assets acquired at fair value:
Securities	(9)
Loans and leases	(462)
Premises and equipment	(481)
Identified intangibles	3,458
Other assets and deferred income taxes	(246)
Estimated amounts allocated to liabilities assumed at fair value:
Deposits	(300)
Commercial paper and other short-term borrowings	(11)
Other liabilities	(229)
Exit and termination liabilities	(670)
Long-term debt	(912)

	13,847

Goodwill resulting from merger		$32,836

The pro forma adjustments included in the unaudited pro forma condensed combined financial information are as follows:

(A)	Adjustment to fair-value the securities portfolio.

(B)	Reflect the reduction in securities owned and associated net gain reflected in Other Comprehensive Income for Fleet stock already owned by Bank of America.

(C)	Adjustment to fair-value the loan and lease portfolio. The adjustment will be recognized over the estimated remaining life of the loan and lease portfolio. The impact of the adjustment was to increase interest income by approximately $106 million for the twelve months ended December 31, 2003.

(D)	Adjustment to fair-value owned real estate, leased property and related improvements, signage and computer equipment. The effect of these adjustments is to reduce occupancy costs by $44 million and equipment costs by $19 million for the twelve months ended December 31, 2003.

(E)	Adjustment to write off historical FleetBoston goodwill and record goodwill created as a result of the merger.

(F)	Adjustment to write off historical FleetBoston intangible assets (other than goodwill) and to record intangible assets (other than goodwill) resulting from the merger based on estimated fair values. The nature, amount and amortization method of various possible identified intangibles are being studied by management. The adjustments reflected herein are based on current assumptions and valuations, which are subject to change. For purposes of the pro forma adjustments shown here, we have estimated a core deposit intangible of $2.4 billion, a purchased credit card relationship intangible of $660 million and other customer relationship intangibles of $408 million. We estimate these intangibles will be amortized over a period not to exceed ten years, on an accelerated basis for the core deposit intangible and purchased credit card relationship intangible and a straight-line basis for the other intangibles. The value of the intangibles represents the estimated future economic benefit resulting from the acquired customer balances and relationships. This value was estimated by considering cash flows from the current balances of accounts, expected growth or attrition in balances, and the estimated life of the relationship. Material changes are possible when our analysis is completed. The impact of these adjustments is to increase other general operating expense by $619 million for the twelve months ended December 31, 2003.

(G)	Adjustment to fair-value other assets including pre-paid pension assets, computer software, deferred costs, other miscellaneous items and deferred tax assets, net of deferred tax liabilities, resulting from the pro forma adjustments. Deferred taxes were recorded using Bank of America’s expected statutory rate of 36.9%.

(H)	Adjustment to fair-value fixed-rate deposit liabilities based on current interest rates for similar instruments. The adjustment will be recognized over the estimated remaining term of the related deposit liability. The impact of the adjustment was to decrease interest expense by approximately $175 million for the twelve months ended December 31, 2003.

(I)	Adjustment to fair-value short-term borrowings. The adjustment will be recognized over the estimated remaining life of the related instruments. The impact of the adjustment was to decrease interest expense by $11 million for the twelve months ended December 31, 2003.

(J)	Adjustment to accrued expenses and other liabilities consists of $224 million that mainly reflects the fair value of pension liabilities, change in control liabilities, accrued direct acquisition costs and current interest rate adjustments to deferred compensation plans.

(K)	For purposes of the pro forma adjustments shown here, we have estimated that the exit and termination liability of FleetBoston operations will be approximately $670 million. Included in the $670 million are approximately $500 million for severance and relocation and approximately $170 million for contract terminations. See Note 3 for Bank of America’s Merger Related and Restructuring Expenses.

(L)	Adjustment to fair-value outstanding long-term debt instruments. The adjustment will be recognized over the remaining life of the long-term debt instruments. The impact of the adjustment was to decrease interest expense by approximately $311 million for the twelve months ended December 31, 2003.

(M)	Adjustment to eliminate FleetBoston’s historical stockholders’ equity, except for the preferred stock which is expected to be converted on a one-for-one basis into Bank of America preferred stock. Additionally, the adjustment reflects the issuance of Bank of America common stock, net of the Fleet stock already owned by Bank of America, and the conversion of FleetBoston stock options into Bank of America stock options.

(N)	Certain unrealized gains currently reflected in other comprehensive income by Fleet will be accounted for as a premium paid by Bank of America and will be recognized over the remaining life of the securities portfolio. The impact of the amortization of the premium was to decrease interest income by approximately $29 million for the twelve months ended December 31, 2003.

(O)	Adjustment of fixed-rate deferred compensation plans to current interest rates discussed in (J) above.

(P)	Adjustment to reflect various purchase accounting adjustments, primarily the reversal of amortization of intangible assets recorded in FleetBoston’s historical financial statements.

(Q)	Adjustment to record the tax effect of the pro forma adjustments using Bank of America’s statutory tax rate of 36.9%. The increase in the effective tax rate from the statutory rate of 36.9% reflects the effect of the accounting for leverage leases in accordance with Financial Accounting Standards Board Interpretation No. 21 “Accounting for Leases in a Business Combination”.

(R)	Weighted average shares were calculated using the historical weighted average shares outstanding of Bank of America and FleetBoston, adjusted using the exchange ratio, to the equivalent shares of Bank of America common stock, for the year ended December 31, 2003. Earnings per share data has been computed based on the combined historical income of Bank of America, income from continuing operations for FleetBoston and the impact of purchase accounting adjustments.

Note 3— Merger Related and Restructuring Expenses

In connection with the merger, we have been developing our plan to integrate Bank of America’s and FleetBoston’s operations. Merger related and restructuring expenses have been estimated to be approximately $1.3 billion pre-tax and are related to system conversion, rebranding, customer communications, and severance for Bank of America employees of approximately $240 million. The specific details of these plans will continue to be refined over the next several months. Merger related and restructuring expenses will be recorded based on the nature and timing of these integration actions and is expected to be incurred over a two year period after completion of the merger. See Note 2 (K) for information related to FleetBoston’s severance, relocation and contract termination liabilities.

Note 4—Estimated Annual Cost Savings

The following estimated annual cost savings represent our estimate only and may not be indicative of the actual amount or nature of the cost savings the combined company actually achieves. The below information does not include the impact of possible revenue opportunities. The following table summarizes Bank of America’s estimated annual after-tax cost savings when fully phased in after the merger:

Annual After-Tax Cost Savings
Personnel Expenses	$500 - 600 million	(A)
Technology Initiative Reductions	175 - 225 million	(B)
Vendor Leverage	125 - 150 million	(C)
Marketing Programs	75 - 100 million	(D)
Occupancy Expenses	25 - 50 million	(E)
Other	200 - 250 million	(F)

Total	$1.100 – 1.375 billion

(A)	Personnel reduction cost savings are projected to occur from reduced line of business personnel costs and elimination of duplicative corporate and administrative functions.

(B)	Technology Initiative Reductions are projected to result in cost savings due to reduced technology and initiative project expenses.
(C)	Vendor leverage cost savings are projected to result in an annual cost savings due to purchasing efficiencies from the combined company’s negotiating power to achieve reduced rates for services provided.
(D)	Marketing and related cost savings are projected from the consolidation of advertising and marketing efforts under a common brand.
(E)	Occupancy and related cost savings are projected to result from consolidation of personnel into a reduced number of office facilities and leased space.
(F)	Other cost savings are projected to result from reduced general administrative and general operating costs.

Note 5- Capital and Leverage Ratios

The pro forma regulatory risk based capital ratios as of December 31, 2003 are Tier 1 of 7.65%, Total of 11.48%, and a leverage ratio of 5.96%. The regulatory risk based capital and leverage ratios represent our estimate only and may not be indicative of the ratios the combined company actually achieves.